Exhibit 99.1

PRESS RELEASE	Franklin Street Properties Corp.

401 Edgewater Place  •  Suite 200  •  Wakefield, Massachusetts  01880  •  (781) 557-1300  •  www.franklinstreetproperties.com

Contact:  Georgia Touma, Investor Relations - 877-686-9496

For Immediate Release

Franklin Street Properties Announces Pricing of Common Stock Offering

WAKEFIELD, MA—August 11, 2016—Franklin Street Properties Corp. (the “Company” or “FSP”) (NYSE MKT: FSP) today announced the pricing of its previously-announced public offering of 6,125,000 shares of its common stock at a price of $12.35 per share, for net proceeds of approximately $72.1 million after underwriting discounts and commissions and estimated offering expenses (or approximately $83.0 million if the underwriters’ option to purchase additional shares is exercised in full). FSP has granted the underwriters the option to purchase up to an additional 918,750 shares of common stock. The offering is expected to close on August 16, 2016.

The Company intends to use the net proceeds of the offering to repay approximately $45.5 million under its senior unsecured revolving credit facility that was recently borrowed in anticipation of funding the acquisition of Pershing Park Plaza, an urban infill Class “A” office property located at 1420 Peachtree Street, NE, Atlanta, Georgia, and to fund estimated redevelopment costs of $15 million to $20 million at its property at 801 Marquette Avenue, Minneapolis, Minnesota.  The offering is not contingent upon the redevelopment of 801 Marquette.

Any proceeds of the offering not applied to the Pershing Park Plaza acquisition or the 801 Marquette redevelopment will be used to repay amounts outstanding under the Company’s senior unsecured revolving credit facility and/or for general corporate purposes, including funding future acquisitions and investments.

Baird and BMO Capital Markets are acting as active bookrunners, Stifel is acting as passive bookrunner and Wunderlich is acting as senior co-manager for the offering. BTIG, Capital One Securities, PNC Capital Markets LLC and TD Securities are acting as co-managers for the offering.

This offering will be made pursuant to a prospectus supplement to the Company’s prospectus, dated January 12, 2015, filed as part of the Company’s effective shelf registration statement relating to these securities. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares described herein or any other securities, nor shall there be any sale of these shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. The offering may be made only by means of a prospectus supplement and the related prospectus.

A copy of the preliminary prospectus supplement and the final prospectus supplement (when available) relating to the shares can be obtained by contacting the underwriters as follows: Robert W. Baird & Co. Incorporated, 777 E. Wisconsin Avenue, Milwaukee, WI 53202, Attn: Syndicate Department or by telephone at (800) 792-2473 or by email at syndicate@rwbaird.com; BMO Capital Markets, 3 Times Square, 25th Floor, New York, NY 10036, Attn: Syndicate Desk or by telephone at (800) 414-3627; Stifel, Nicolaus & Company, Incorporated, Attn: Syndicate Department, One South Street, 15th Floor, Baltimore, MD 21202, or by telephone at (855) 300-7136 or by email to SyndProspectus@stifel.com; or Wunderlich Securities, Inc., Attn: Equity Syndicate, 6000 Poplar Avenue, Suite 150, Memphis, TN

38119, or by email at syndicate@wundernet.com.  You may also obtain these documents by visiting the EDGAR database on the SEC’s web site at www.sec.gov.

About Franklin Street Properties

Franklin Street Properties Corp., based in Wakefield, Massachusetts, is focused on investing in institutional-quality office properties in the U.S. FSP’s strategy is to invest in select urban infill and central business district (CBD) properties, with primary emphasis on our top five markets of Atlanta, Dallas, Denver, Houston, and Minneapolis. FSP seeks value-oriented investments with an eye towards long-term growth and appreciation, as well as current income. FSP is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust (REIT) for federal income tax purposes.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections, including matters related to the commenced public offering and intended use of proceeds. Readers should carefully review the Company’s financial statements and notes thereto, as well as the risk factors described in the prospectus supplement for the offering and in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other documents the Company files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

For Franklin Street Properties Corp.

Georgia Touma, 877-686-9496

Source: Franklin Street Properties Corp.